UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 16, 2007 (November 15, 2007)

Date of Report (Date of earliest event reported)

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	0-22081	48-1056429
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

501 Kansas Avenue

Kansas City, Kansas 66105

(Address of principal executive offices)

(913) 621-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                                                ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

                                                ☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

                                                ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

                                                ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01               Entry Into a Material Definitive Agreement.

On November 15, 2007, Epiq Systems, Inc. entered into a Placement Agency Agreement with Wachovia Capital Markets, LLC, as placement agent, and entered into Subscription Agreements with certain purchasers named therein to issue and sell to the purchasers an aggregate of 5,000,000 shares of the Company’s common stock at a price of $16.60 per share.  The sale of the shares of common stock is being made pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-145206) and is expected to close on November 20, 2007, subject to customary conditions. The Placement Agency Agreement and the form of the Subscription Agreement are filed as exhibits to this report.  The Placement Agent will receive a placement fee equal to 5.0% of the gross proceeds of the offering.

                The Company will use the net proceeds of the offering of approximately $78.5 million to pay down its senior revolving credit facility in full.

                As of November 13, 2007, the Company had approximately 30.3 million shares of common stock outstanding.  In addition, the Company has $50.0 million principal amount of contingent convertible subordinated notes outstanding, which are convertible into approximately 4.3 million shares of common stock at a conversion price of $11.67 per share.  The Company also has outstanding options to purchase approximately 7.4 million shares of common stock, a portion of which options are presently unvested.

The press release announcing the pricing of the offering of common stock is filed as an exhibit to this report.

Item 9.01.  Financial Statements and Exhibits.

                (d)  Exhibits.

                The following exhibits are filed as part of this report:

Exhibit No.	Description
1.1	Placement Agency Agreement dated as of November 15, 2007, between the Company and Wachovia Capitals Markets, LLC.

5.1	Opinion of Gilmore & Bell, P.C., dated November 15, 2007.

10.1	Form of Subscription Agreement dated as of November 15, 2007, between the Company and the purchasers named therein.

99.1	Press release dated November 16, 2007, announcing the pricing of the offering of common stock.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 16, 2007

EPIQ SYSTEMS, INC.

By:	/s/ Tom W. Olofson
Name:	Tom W. Olofson
Title:	Chairman of the Board, Chief Executive Officer and Director